UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERJEX RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	88-0422242
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7300 W. 110th, 7th Floor
Overland Park, Kansas 66210
(Address of Principal Executive Offices, including ZIP Code)

EnerJex Resources, Inc. 2000/2001 Stock Option Plan
and
EnerJex Resources, Inc. Stock Option Plan
(Full title of the plans)

C. Stephen Cochennet
7300 W. 110th, 7th Floor
Overland Park, Kansas 66210
(Name and address of agent for service)

(913) 693-4600
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
$0.001 par value common stock	200,000(2)	$5.20	$1,040,000	$40.87
$0.001 par value common stock	1,000,000(3)	$5.20	$5,200,000	$204.36
TOTALS	1,200,000	$5.20	$6,240,000	$245.23

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of  July 31, 2008.

(2)
These shares will be issued under the EnerJex Resources, Inc. 2000/2001 Stock Option Plan. This Registration Statement shall be deemed to include any additional shares that may be issued as a result of a stock split, stock dividend or other anti-dilution provision.

(3)
These shares will be issued under the EnerJex Resources, Inc. Stock Option Plan. This Registration Statement shall be deemed to include any additional shares that may be issued as a result of a stock split, stock dividend or other anti-dilution provision.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information about the EnerJex Resources, Inc. 2000/2001 Stock Option Plan (the “2000 Stock Option and Incentive Plan”) and the EnerJex Resources, Inc. Stock Option Plan (the “2002/2003 Stock Option Plan”) (collectively the 2000 Stock Option and Incentive Plan and the 2002/2003 Stock Option Plan are referred to as the “Plans”) specified in Part I of this Form S-8 will be sent or given to eligible employees as specified by the Securities and Exchange Commission (the “SEC” or “Commission”) Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act of 1933, as amended. All such documents will be dated and maintained in a “prospectus file” as required by SEC Rule 428(a) and will contain the following legend in a conspicuous place as directed by SEC Rule 428(b)(1):

“This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933.”

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:              Incorporation of Documents by Reference

The following documents filed with the Commission by EnerJex Resources, Inc., a Nevada corporation (the “Company”), are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended March 31, 2008;

2.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended March 31, 2008; and

3.	The description of common stock contained in the Company’s Registration Statement on Form S-1/A dated July 10, 2008 (File No. 333-150164).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Class of Securities being registered pursuant to the Plans are registered securities under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers, Directors, Employees and Agents.

None of the Company’s directors will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Company’s articles of incorporation limiting such liability. The foregoing provisions will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The Company’s bylaws provide for indemnification of the directors, officers, and employees of EnerJex Resources, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of EnerJex Resources, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The Company’s officers and directors are accountable to the Company as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting the Company. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to the Company, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in EnerJex Resources, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

In addition, Section 78.751 of the Nevada General Corporation Laws provides as follows:

78.751 Indemnification of officers, directors, employees and agents; advance of expenses.

1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.           Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot to obtained, by independent legal counsel in a written opinion.

5.           The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by corporation.  The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than the directors or officers may be entitled under any contract or otherwise by law.

6.           The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his act or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Title
4.1
Provisions of Amended and Restated Articles of Incorporation, as currently in effect defining the rights of security holders (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1/A filed on May 27, 2008).

4.2
Provisions of Amended and Restated Bylaws defining the rights of security holders, as currently in effect (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/A filed on May 27, 2008).

5.1	Legal opinion of Husch Blackwell Sanders LLP
23.1	Consent of Husch Blackwell Sanders LLP (included in Exhibit 5.1)
23.2	Consent of Weaver & Martin, LLC

Item 9.  Undertakings.     The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, Kansas, on August 1, 2008.

EnerJex Resources, Inc.
(Registrant)

/s/ C. Stephen Cochennet
C. Stephen Cochennet
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ C. Stephen Cochennet C. Stephen Cochennet	President, Chief Executive Officer, (Principal Executive Officer), Chairman	August 1, 2008

/s/ Dierdre P. Jones Dierdre P. Jones	Chief Financial Officer (Principal Financial Officer)	August 1, 2008
/s/ Robert G. Wonish Robert G. Wonish	Director	August 1, 2008
/s/ Daran G. Dammeyer Daran G. Dammeyer	Director	August 1, 2008
/s/ Darrel G. Palmer Darrel G. Palmer	Director	August 1, 2008
/s/ Dr. James W. Rector Dr. James W. Rector	Director	August 1, 2008

INDEX TO EXHIBITS

Exhibit No.	Title
4.1
Provisions of Amended and Restated Articles of Incorporation, as currently in effect defining the rights of security holders (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1/A filed on May 27, 2008).

4.2
Provisions of Amended and Restated Bylaws defining the rights of security holders, as currently in effect (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1/A filed on May 27, 2008).

5.1	Legal opinion of Husch Blackwell Sanders LLP
23.1	Consent of Husch Blackwell Sanders LLP (included in Exhibit 5.1)
23.2	Consent of Weaver & Martin, LLC